Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-183045

$200,000,000

Floating Rate First and Refunding Mortgage Bonds, Series 2013B,

Due 2014

SUMMARY OF TERMS

Security:	Floating Rate First and Refunding Mortgage Bonds, Series 2013B, due 2014

Issuer:	Southern California Edison

Principal Amount:	$200,000,000

Ratings of Securities*:	A1 / A / A+ (Moody’s / S&P / Fitch) P-2 / A-2 / F1 (Moody’s / S&P / Fitch)

Trade Date:	September 25, 2013

Settlement Date:	October 2, 2013 (T + 5)

Maturity:	October 1, 2014

Coupon:	Three-month USD LIBOR + 5 bps

Coupon Payment Dates:	January 1, 2014, April 1, 2014, July 1, 2014 and at maturity

First Coupon Payment Date:	January 1, 2014

Day Count:	Actual/360

Public Offering Price:	100.000%

Optional Redemption:	Series 2013B Bonds may not be redeemed prior to their maturity

CUSIP/ISIN:	842400 FX6 / US842400FX64

Joint Book-running Managers:

Barclays Capital Inc. (“Barclays”)

J.P. Morgan Securities LLC (“J.P. Morgan”)

Loop Capital Markets LLC (“Loop”)

Mitsubishi UFJ Securities (USA), Inc. (“Mitsubishi”)

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

RBS Securities Inc.

Wells Fargo Securities, LLC

Co-managers:

Citigroup Global Markets Inc.

PNC Capital Markets LLC

CastleOak Securities, L.P.

C.L. King & Associates, Inc.

Mischler Financial Group, Inc.

Samuel A. Ramirez & Company, Inc.

The Williams Capital Group, L.P.

Blaylock Robert Van, LLC

Guzman & Co.

Kota Global Securities Inc.

Lebenthal & Co., LLC

MFR Securities, Inc.

Concurrent Offerings:

$600,000,000 3.50% First and Refunding Mortgage Bonds, Series 2013C, Due 2023

$800,000,000 4.65% First and Refunding Mortgage Bonds, Series 2013D, Due 2043

The settlement of the Series 2013B Notes is not contingent on the settlement of either of the concurrent offerings.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Barclays, J.P. Morgan, Loop or Mitsubishi can arrange to send you the prospectus if you request it by calling Barclays at 1-888-603-5847, J.P. Morgan at 1-212-834-4533, Loop at 1-888-294-8898 or Mitsubishi at 1-877-649-6848.

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